Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@navistar.com, 331-332-5833
Investor contact:	Marty Ketelaar, Marty.Ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

•	Reports fourth quarter 2017 net income of $135 million, or $1.36 per diluted share, on revenues of $2.6 billion

•	Reports full-year net income of $30 million, or $0.32 per diluted share, on revenues of $8.6 billion

•	Full-year market share improves by 1.5 points; gains in all truck segments

•	Generates $268 million of adjusted EBITDA for the quarter; $582 million of adjusted EBITDA for the year

LISLE, Ill. — December 19, 2017 — Navistar International Corporation (NYSE: NAV) today announced a fourth quarter 2017 net income of $135 million, or $1.36 per diluted share, compared to a fourth quarter 2016 net loss of $34 million, or $0.42 per diluted share. Navistar reported net income of $30 million, or $0.32 per diluted share for fiscal year 2017, versus a net loss of $97 million, or $1.19 per diluted share, for fiscal year 2016.

Fourth quarter 2017 adjusted EBITDA was $268 million, which included $11 million of adjustments. Adjusted EBITDA margins increased to 10.3 percent. Fiscal year 2017 adjusted EBITDA was $582 million, versus $508 million adjusted EBITDA for 2016. Full-year adjusted EBITDA margins increased to 6.8 percent.

Revenues in the quarter increased 26 percent, to $2.6 billion, compared to fourth quarter 2016. The revenue increase was largely driven by a 31-percent increase in the company’s Core (Class 6-8 trucks and buses in the United States and Canada) volumes. Revenue for fiscal year 2017 was up six percent to $8.6 billion, compared to $8.1 billion in fiscal year 2016.

Navistar finished the fourth quarter 2017 with $1.1 billion in consolidated cash, cash equivalents and marketable securities including $1.0 billion in manufacturing cash, cash equivalents and marketable securities.

“Our 2017 was a breakthrough year, as we returned to profitability and grew our market share 1.5 points,” said Troy A. Clarke, chairman, president and CEO. “These results were driven by stronger sales, our steady investment in the industry’s newest product lineup, early results from our strategic alliance with Volkswagen Truck & Bus and our ongoing focus on cost.”

The company finished 2017 with strong momentum across the board. During the quarter, the company launched the International® HV™ Series line of vocational trucks. The HV Series, in addition to the HX Series premium vocational truck lineup, now has the option of being powered by the International A26 engine. The company also announced plans for its next-generation powertrains with alliance partner Volkswagen Truck & Bus, including big bore diesel, as well as electric medium-duty and electric bus platforms launching as early as 2019.

Also during the fourth quarter, Navistar and Volkswagen Truck & Bus announced their intention to converge their connected vehicle activities – OnCommand® Connection and RIO, Volkswagen Truck & Bus’s digital brand. OnCommand Connection now has an industry leading 370,000 connected vehicles.

Navistar refinanced its manufacturing debt in early November, which improved its debt profile and provided greater financial flexibility. The transaction yielded $200 million of additional liquidity and extended the company’s debt maturities by four years. Additionally, it will save approximately $25 million in annualized interest in 2018 and $34 million in 2019, following the repayment of convertible debt that comes due in 2018.

The company provided the following 2018 fiscal year guidance:

•	Retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be in the range of 345,000 units to 375,000 units.

•	Revenues are expected to be between $9 billion and $9.5 billion.

•	Adjusted EBITDA is expected to be between $675 million and $725 million.

•	Year-end manufacturing cash is expected to be about $1 billion.

“We think 2018 is shaping up to be one of the strongest industry years this decade, and we’re positioned to make it a breakout year for Navistar,” Clarke said. “We’ll drive even greater customer consideration with our commitment to uptime and our ongoing cadence of new product launches, which will include the introduction of our new medium-duty vehicle, as well as new IC Bus offerings. At the same time, we will build on our alliance with Volkswagen Truck & Bus by investing in and collaborating on the major technologies that are reshaping our industry, including electric, connectivity and autonomous.”

Summary of Financial Results:

	(Unaudited)
	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2017	2016	2017	2016
Sales and revenues, net	$2,598	$2,063	$8,570	$8,111
Segment Results:
Truck	$112	$(61)	$(6)	$(189)
Parts	157	162	616	640
Global Operations	1	(2)	(7)	(21)
Financial Services	26	23	77	100
Income (loss) from continuing operations, net of tax(A)	$135	$(34)	$29	$(97)
Net income (loss)(A)	135	(34)	30	(97)
Diluted earnings (loss) per share from continuing operations(A)	$1.36	$(0.42)	$0.31	$(1.19)
Diluted earnings (loss) per share(A)	$1.36	$(0.42)	$0.32	$(1.19)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – For the fourth quarter 2017, the Truck segment recorded a profit of $112 million, compared with a year-ago fourth quarter loss of $61 million. The year-over-year change was primarily due to the impact of higher volume in the company’s Core markets and a decrease in used truck losses.

For the 2017 fiscal year, the Truck segment recorded a loss of $6 million, compared with a fiscal year 2016 loss of $189 million. The improvement was primarily driven by the impact of higher volumes in the company’s Core markets and Mexico and a decrease in used truck losses, partially offset by market pressures and charges related to EGR product litigation.

Parts Segment — For the fourth quarter 2017, the Parts segment recorded a profit of $157 million, down slightly from year-ago fourth quarter, primarily driven by the gradual runoff of the Blue Diamond Parts business, partially offset by double digit revenue growth from its Fleetrite and the remanufactured parts businesses.

For the 2017 fiscal year, the Parts segment recorded its second-largest profit ever at $616 million, compared to a fiscal year 2016 profit of $640 million. The four-percent decrease was primarily driven by margin declines in Blue Diamond Parts, partially offset by a slight year-over-year increase in North America Core market volumes.

Global Operations Segment — For the fourth quarter 2017, the Global Operations segment recorded a profit of $1 million, compared to a year-ago fourth quarter loss of $2 million. The year-over-year change was driven by higher volumes due to improvements in the Brazilian economy, offset by restructuring charges.

For the 2017 fiscal year, the Global Operations segment recorded a loss of $7 million compared to a year-ago fiscal year loss of $21 million. The Global Operations segment results improvement was primarily due to lower manufacturing and SG&A expenses as a result of the company’s cost reduction efforts and a one-time benefit of $9 million recognized as an adjustment to pre-existing warranties, partially offset by restructuring charges.

Financial Services Segment— For the fourth quarter 2017, the Financial Services segment recorded a profit of $26 million, compared with fourth quarter 2016 profit of $23 million. The year-over-year change was primarily driven by higher receivable balances and a lower provision for losses in the company’s Mexico portfolio.

For the 2017 fiscal year, the Financial Services segment recorded a profit of $77 million, compared to a year-ago fiscal year profit of $100 million. The decrease is primarily driven by the paydown of certain intercompany loan receivables and lower interest margin resulting from an increase in the company’s average borrowing rate.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2017. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions, except per share data)	2017	2016	2017	2016
Sales and revenues
Sales of manufactured products, net	$2,558	$2,030	$8,428	$7,976
Finance revenues	40	33	142	135

Sales and revenues, net	2,598	2,063	8,570	8,111

Costs and expenses
Costs of products sold	2,088	1,744	7,037	6,812
Restructuring charges	7	(1)	3	10
Asset impairment charges	—	10	13	27
Selling, general and administrative expenses	224	198	878	802
Engineering and product development costs	62	66	251	247
Interest expense	89	81	351	327
Other income, net	(14)	(14)	(21)	(76)

Total costs and expenses	2,456	2,084	8,512	8,149
Equity in income of non-consolidated affiliates	—	3	6	6

Income (loss) from continuing operations before income taxes	142	(18)	64	(32)
Income tax expense	—	(8)	(10)	(33)

Income (loss) from continuing operations	142	(26)	54	(65)
Income from discontinued operations, net of tax	—	—	1	—

Net income (loss)	142	(26)	55	(65)
Less: Net income attributable to non-controlling interests	7	8	25	32

Net income (loss) attributable to Navistar International Corporation	$135	$(34)	$30	$(97)

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$135	$(34)	$29	$(97)
Income from discontinued operations, net of tax	—	—	1	—

Net income (loss)	$135	$(34)	$30	$(97)

Earnings (loss) per share:
Basic:
Continuing operations	$1.37	$(0.42)	$0.31	$(1.19)
Discontinued operations	—	—	0.01	—

	$1.37	$(0.42)	$0.32	$(1.19)

Diluted:
Continuing operations	$1.36	$(0.42)	$0.31	$(1.19)
Discontinued operations	—	—	0.01	—

	$1.36	$(0.42)	$0.32	$(1.19)

Weighted average shares outstanding:
Basic	98.4	81.7	93.0	81.7
Diluted	99.2	81.7	93.5	81.7

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	October 31,	October 31,
(in millions, except per share data)	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$706	$804
Restricted cash and cash equivalents	83	64
Marketable securities	370	46
Trade and other receivables, net	391	276
Finance receivables, net	1,565	1,457
Inventories, net	857	944
Other current assets	188	168

Total current assets	4,160	3,759
Restricted cash	51	48
Trade and other receivables, net	13	16
Finance receivables, net	220	220
Investments in non-consolidated affiliates	56	53
Property and equipment, net	1,326	1,241
Goodwill	38	38
Intangible assets, net	40	53
Deferred taxes, net	129	161
Other noncurrent assets	102	64

Total assets	$6,135	$5,653

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,169	$907
Accounts payable	1,292	1,113
Other current liabilities	1,184	1,183

Total current liabilities	3,645	3,203
Long-term debt	3,889	3,997
Postretirement benefits liabilities	2,497	3,023
Other noncurrent liabilities	678	723

Total liabilities	10,709	10,946
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 and 86.8 shares issued, respectively, and 220 shares authorized at both dates)	10	9
Additional paid-in capital	2,733	2,499
Accumulated deficit	(4,933)	(4,963)
Accumulated other comprehensive loss	(2,211)	(2,640)
Common stock held in treasury, at cost (4.6 and 5.2 shares, respectively)	(179)	(205)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,578)	(5,298)
Stockholders’ equity attributable to non-controlling interests	4	5

Total stockholders’ deficit	(4,574)	(5,293)

Total liabilities and stockholders’ deficit	$6,135	$5,653

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2017	2016
Cash flows from operating activities
Net income (loss)	$55	$(65)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	150	146
Depreciation of equipment leased to others	73	79
Deferred taxes, including change in valuation allowance	(6)	(9)
Asset impairment charges	13	27
Loss (gain) on sales of investments and businesses, net	(5)	2
Amortization of debt issuance costs and discount	49	37
Stock-based compensation	28	16
Provision for doubtful accounts, net of recoveries	7	13
Equity in income of non-consolidated affiliates, net of dividends	1	6
Write-off of debt issuance cost and discount	5	—
Other non-cash operating activities	(28)	(12)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed:
Trade and other receivables	(125)	134
Finance receivables	(123)	251
Inventories	82	205
Accounts payable	159	(193)
Other assets and liabilities	(226)	(370)

Net cash provided by operating activities	109	267

Cash flows from investing activities
Purchases of marketable securities	(1,011)	(485)
Sales of marketable securities	659	555
Maturities of marketable securities	28	43
Net change in restricted cash and cash equivalents	(22)	5
Capital expenditures	(102)	(116)
Purchases of equipment leased to others	(137)	(132)
Proceeds from sales of property and equipment	35	24
Investments in non-consolidated affiliates	(1)	(2)
Proceeds from sales of affiliates	9	41

Net cash used in investing activities	(542)	(67)

Cash flows from financing activities
Proceeds from issuance of securitized debt	322	413
Principal payments on securitized debt	(336)	(346)
Net change in secured revolving credit facilities	111	(148)
Proceeds from issuance of non-securitized debt	582	222
Principal payments on non-securitized debt	(489)	(315)
Net change in notes and debt outstanding under revolving credit facilities	(112)	(149)
Principal payments under financing arrangements and capital lease obligations	—	(3)
Debt issuance costs	(29)	(16)
Proceeds from financed lease obligations	61	22
Issuance of common stock	256	—
Stock issuance costs	(11)	—
Proceeds from exercise of stock options	12	—
Dividends paid by subsidiaries to non-controlling interest	(26)	(34)
Other financing activities	(3)	1

Net cash provided by (used in) financing activities	338	(353)

Effect of exchange rate changes on cash and cash equivalents	(3)	45

Decrease in cash and cash equivalents	(98)	(108)
Cash and cash equivalents at beginning of the year	804	912

Cash and cash equivalents at end of the year	$706	$804

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2017
External sales and revenues, net	$1,841	$622	$93	$40	$2	$2,598
Intersegment sales and revenues	12	4	12	23	(51)	—

Total sales and revenues, net	$1,853	$626	$105	$63	$(49)	$2,598

Income (loss) from continuing operations attributable to NIC, net of tax	$112	$157	$1	$26	$(161)	$135
Income tax expense	—	—	—	—	—	—

Segment profit (loss)	$112	$157	$1	$26	$(161)	$135

Depreciation and amortization	$34	$2	$3	$13	$2	$54
Interest expense	—	—	—	21	68	89
Equity in income (loss) of non-consolidated affiliates	1	—	(1)	—	—	—
Capital expenditures(B)	4	—	—	—	5	9

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2016
External sales and revenues, net	$1,345	$607	$75	$33	$2	$2,062
Intersegment sales and revenues	51	6	12	25	(93)	1

Total sales and revenues, net	$1,396	$613	$87	$58	$(91)	$2,063

Income (loss) from continuing operations attributable to NIC, net of tax	$(61)	$162	$(2)	$23	$(156)	$(34)
Income tax expense	—	—	—	—	(8)	(8)

Segment profit (loss)	$(61)	$162	$(2)	$23	$(148)	$(26)

Depreciation and amortization	$37	$3	$5	$13	$3	$61
Interest expense	—	—	—	21	60	81
Equity in income of non-consolidated affiliates	2	1	—	—	—	3
Capital expenditures(B)	27	—	2	1	3	33

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2017
External sales and revenues, net	$5,770	$2,369	$279	$142	$10	$8,570
Intersegment sales and revenues	39	23	30	93	(185)	—

Total sales and revenues, net	$5,809	$2,392	$309	$235	$(175)	$8,570

Income (loss) from continuing operations attributable to NIC, net of tax	$(6)	$616	$(7)	$77	$(651)	$29
Income tax expense	—	—	—	—	(10)	(10)

Segment profit (loss)	$(6)	$616	$(7)	$77	$(641)	$39

Depreciation and amortization	$137	$11	$13	$51	$11	$223
Interest expense	—	—	—	86	265	351
Equity in income (loss) of non-consolidated affiliates	4	3	(1)	—	—	6
Capital expenditures(B)	82	2	5	1	12	102

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2016
External sales and revenues, net	$5,271	$2,398	$296	$135	$10	$8,110
Intersegment sales and revenues	132	29	45	100	(305)	1

Total sales and revenues, net	$5,403	$2,427	$341	$235	$(295)	$8,111

Income (loss) from continuing operations attributable to NIC, net of tax	$(189)	$640	$(21)	$100	$(627)	$(97)
Income tax expense	—	—	—	—	(33)	(33)

Segment profit (loss)	$(189)	$640	$(21)	$100	$(594)	$(64)

Depreciation and amortization	$129	$13	$18	$50	$15	$225
Interest expense	—	—	—	80	247	327
Equity in income (loss) of non-consolidated affiliates	5	4	(3)	—	—	6
Capital expenditures(B)	97	2	4	2	11	116

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2017	$1,621	$632	$378	$2,207	$1,297	$6,135
October 31, 2016	1,520	594	407	2,116	1,016	5,653

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $44 million and $165 million for the three months and year ended October 31, 2017, respectively, and $40 million and $167 million for the three months and year ended October 31, 2016, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation:

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Adjusted EBITDA margin:

We define Adjusted EBITDA margin as a percentage of the Company’s consolidated sales and revenues. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consist of selling, general and administrative expenses and engineering and product development costs.

EBITDA reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2017	2016	2017	2016
Income (loss) from continuing operations attributable to NIC, net of tax	$135	$(34)	$29	$(97)
Plus:
Depreciation and amortization expense	54	61	223	225
Manufacturing interest expense(A)	68	60	265	247
Less:
Income tax expense	—	(8)	(10)	(33)

EBITDA	$257	$95	$527	$408

(A)	Manufacturing interest expense is the net interest expense primarily related to borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to consolidated interest expense:

10

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2017	2016	2017	2016
Interest expense	$89	$81	$351	$327
Less: Financial Services interest expense	21	21	86	80

Manufacturing interest expense	$68	$60	$265	$247

Adjusted EBITDA Reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2017	2016	2017	2016
EBITDA (reconciled above)	$257	$95	$527	$408

Less significant items of:
Adjustments to pre-existing warranties(A)	3	8	(1)	78
Asset impairment charges(B)	—	10	13	27
Restructuring of manufacturing operations(C)	7	(1)	13	10
EGR product litigation(D)	—	—	31	—
Gain on sale (E)	—	—	(6)	—
Debt refinancing charges(F)	1	—	5	—
One-time fee received(G)	—	—	—	(15)

Total adjustments	11	17	55	100

Adjusted EBITDA	$268	$112	$582	$508

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historical and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	During 2017, we recorded $13 million of asset impairment charges in our Truck segment relating to assets held for sale of our Conway, Arkansas fabrication business and for certain assets under operating leases. During 2016, the charges primarily included $17 million related to certain long-lived assets and $8 million related to certain operating leases. We also determined that $1 million of trademark asset carrying value was impaired.
(C)	During 2017, we recorded a charge of $13 million. We recorded $41 million of charges related to our plan to cease production at our Melrose Park Facility, a net benefit of $43 million related to the resolution of the closing agreement for our Chatham, Ontario plant, and the release of $1 million in OPEB liabilities in connection with the sale of our fabrication business in Conway, Arkansas. We recorded $6 million of restructuring charges in Brazil related to cost reduction actions consisting of personnel costs for employee separation and related benefits. During 2016, we recorded $7 million of charges related to the 2011 closure of our Chatham, Ontario plant.
(D)	During 2017, we recognized a charge of $31 million for a jury verdict related to Maxxforce engine EGR product litigation in our Truck segment.
(E)	During 2017, we recognized a gain of $6 million related to the sale of a business line in our Parts segment.
(F)	During 2017, we recorded a charge of $5 million related to third party fees and debt issuance costs associated with the repricing of our Term Loan and the refinancing of the revolving portion of the NFC bank credit facility in our Financial Services segment.
(G)	During 2016, we received a $15 million one-time fee from a third party.

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Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of October 31, 2017
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$666	$40	$706
Marketable securities	370	—	370

Total cash, cash equivalents, and marketable securities	$1,036	$40	$1,076

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